RESTRICTED STOCK SUBSCRIPTION AGREEMENT

This RESTRICTED STOCK SUBSCRIPTION  AGREEMENT (this “Agreement”) dated as of [_________ __], 2009 by and between [____________] (the “Investor”) and GenNx GVI Holding, Inc., a Delaware corporation (“Holdings”).

WHEREAS, the Investor is the Chief Executive Officer of GVI Security Solutions, Inc. (“GVI”),  a wholly-owned subsidiary of Holdings; and

WHEREAS, Holdings has determined that its interests will be advanced by the issuance to the Investor of shares of its common stock, par value $0.001 per share (“Common Stock”) and the Investor desires to acquire such shares of Common Stock.

It is therefore agreed as follows:

1.           Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

(a)           “Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or shareholder holding 5% or more of the outstanding capital shares or other Equity Securities of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)           “Board” means the Board of Directors of Holdings.

(c)           “Charter” means the Certificate of Incorporation of Holdings in effect at the time in question, as the same may be amended, modified or supplemented from time-to-time after the date hereof.

(d)           “Employment Agreement” means that certain Amended & Restated Employment Agreement, dated as of [_________ __, 2009,] between the Investor and GVI, as the same may be amended, modified or supplemented from time-to-time after the date hereof.

(e)           “Equity Securities” means the outstanding capital stock of Holdings, including, without limitation, all securities convertible into or exchangeable for capital stock of Holdings, and all options, warrants, and other rights to purchase or otherwise acquire from Holdings capital stock of Holdings, including any share appreciation or similar rights, contractual or otherwise.

(f)           “GenNx” means GenNx360 Capital Partners, L.P.

(g)           “GenNx Shares” means all Equity Securities of Holdings held by GenNx or any of its Affiliates.

(h)           “Permitted Transfer” means any Transfer by the Investor (i) to the spouse or any lineal descendant (including adopted children) of such Person, (ii) to any trust solely for the benefit of such Person and/or the spouse or lineal descendants (including adopted children) of such Person, (iii) to a charitable foundation under the control of such Person, (iv) to a family trust, partnership or limited liability company under the control of such Person or established solely for the benefit of such Person and/or such Person’s spouse or lineal descendants (including adopted children) or for estate planning purposes provided such family trust, partnership or limited liability company remains under the control of such Person, (v) to the estate of such Person or (vi) that is consented to in writing by the Board.

(i)           “Permitted Transferee” means any Person to whom a Permitted Transfer is made.

(j)           “Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint share company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity.

(k)           “Repurchase Notice” shall mean the notice provided by Holdings to the Investor (or a Permitted Transferee of the Investor) in connection with Holdings’ exercise of a Repurchase Right.

(l)           “Sale of the Corporation” means (i) the sale of all or substantially all of Holdings’ assets, (ii) the sale or transfer of the outstanding Equity Securities, or (iii) the merger or consolidation of Holdings with another person or entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders (together with any Affiliates of such holders) of the voting power of outstanding capital shares of Holdings, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital shares of Holdings or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.  A sale (or multiple related sales) of one or more Subsidiaries of Holdings (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of Holdings shall be deemed a Sale of the Corporation.

(m)           “Subsidiary” means a corporation that is a subsidiary corporation (within the meaning of § 424(f) of the Code) of Holdings.

(n)           “Transfer” means to sell, transfer, assign, pledge, hypothecate or otherwise dispose of Equity Securities, either voluntarily or involuntarily and with or without consideration excluding by the Investor to Holdings upon a termination of employment or resignation.

2.           Acquisition of Shares.  Holdings hereby sells to the Investor and the Investor hereby purchases from Holdings, the number of shares of Common Stock set forth on Schedule 1 to this Agreement (the “Shares”).  The aggregate consideration for the Shares, receipt of which is hereby acknowledged by Holdings, is amounts loaned by Holdings, as more specifically set forth on Schedule 1, which Holdings acknowledges represents payment of the full fair market value of the shares as of the date of this Agreement.

3.           Deliveries.  Simultaneously herewith, and as a condition to the effectiveness of this Agreement, the Investor is (i) delivering a secured limited recourse promissory note for the amount shown as “loaned” on Schedule 1 (the “Note”), substantially in the form attached hereto as Exhibit A, and (ii) delivering a Pledge Agreement, dated as of the date hereof, between Holdings and the Investor (the “Pledge Agreement”), substantially in the form attached hereto as Exhibit B, together with an undated security transfer power duly executed in blank to secure the obligations under the Note.

4.           Representations and Warranties of the Investor.

The Investor hereby represents and warrants to Holdings as follows:

(a)           The Investor is purchasing the Shares for investment, and has not previously solicited the transfer, resale or disposal of the Shares and presently does not have a view to, or the purpose of, engaging in a distribution thereof or of any interest therein in any transaction that would be in violation of the securities laws of the United States or any state thereof.

(b)           The Investor understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), and will be “restricted securities” within the meaning of the regulations under the Act, and by reason of the foregoing the Shares may not be resold in the absence of an effective registration statement under, or applicable exemption from, the Act, and that the following restrictive legend will be affixed to the Shares upon issuance to the Investor:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.  THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY, IN THE OPINION OF COUNSEL, OF AN EXEMPTION FROM REGISTRATION THEREUNDER.”

(c)           The Investor understands that there are substantial restrictions on the transferability of the Shares, including without limitation those referred to in Section 4(b), Section 11 (Sale of the Corporation), Section 12 (Co-Sale Right) and Section 13 (Permitted Transfers).  Accordingly, the Investor may have to hold the Shares indefinitely and it may not be possible for the Investor to liquidate his investment in the Shares.

(d)           The Investor is a senior executive of GVI, and has full knowledge of the operations of GVI.  The Investor has had an opportunity to ask questions and receive answers concerning Holdings and to obtain such additional information as the Investor has requested.  The Investor is knowledgeable, sophisticated and experienced in business and financial matters and with respect to securities similar to the Shares, and is capable of evaluating the merits and risks of purchasing the Shares.  The Investor is able to bear the economic risk of his investment in the Shares and is able to afford the complete loss of such investment.  The Investor has relied solely on the representations and warranties contained herein and the Investor’s own knowledge about GVI in making his decision to acquire the Shares.  The “Investor” is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D under the Act.

(e)           The Investor acknowledges having an opportunity to obtain any further information the Investor may have requested regarding his investment in Holdings.

5.           Representations and Warranties of Holdings.

Holdings hereby represents and warrants to the Investor as follows:

(a)           Holdings has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted.

(b)           Holdings has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by Holdings, and all legally required corporate proceedings by Holdings in connection with the execution and delivery thereof have been taken.

(c)           The authorized capital stock of Holdings consists of [_________] shares of all classes of stock consisting of (i) [_________] shares of Common Stock, of which [_________] shares are issued and outstanding and [_______] shares are reserved for issuance pursuant to the Holdings’ 2009 Stock Incentive Plan (the “2009 Plan”) and (ii) [_______] shares of Holdings’ Preferred Stock of which (x) [_______] shares are Holdings’ Series A Redeemable Preferred Stock, par value [$0.001] per share, all of which are issued and outstanding and (y) [_______]  shares are available for designation in one or more classes or series.  Except (i) as may have been or may be issued under the 2009 Plan (including any agreements or instruments implementing the issuances therein disclosed, as the same may be amended from time to time) and (ii) as described on Schedule 2, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements, or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Holdings, whether directly or upon exercise or conversion of other securities or pursuant to the terms and conditions of any instrument evidencing indebtedness of Holdings.  The Shares, when issued and delivered to the Investor, will be duly authorized, validly issued, fully paid and nonassessable.

(d)           The execution, delivery and performance by Holdings of this Agreement, including the issuance and delivery of the Shares to the Investor, will not (i) require Holdings to obtain any consent, approval, authorization or other order of, or to make any filing, registration or qualification with any court, regulatory body, administrative agency or other governmental body (except such as may have previously been obtained, filed or made or are permitted to be, and will be, filed or made promptly following the date hereof), (ii) conflict with or constitute a violation of any provision of the Charter or Bylaws of Holdings, or (iii) breach, constitute a default under, or result in the imposition of a lien or encumbrance on any material properties of Holdings pursuant to any bond, debenture, note or other evidence of indebtedness of Holdings or any indenture or other material agreement to which it is a party or by which it is bound or to which any material property of Holdings may be subject; provided that the representations in clause (i) of this paragraph are made in reliance upon the representations and warranties of the Investor in Section 4 of this Agreement.

6.           Legend.  Each certificate representing Shares shall bear a legend substantially in the following form:

“THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A RESTRICTED STOCK SUBSCRIPTION AGREEMENT, DATED [_____________] [__], 2009 AMONG HOLDINGS AND CERTAIN OF ITS STOCKHOLDERS.”

7.           Custody Arrangements.

(a)           The Shares are being pledged by the Investor to Holdings pursuant to the terms and subject to the conditions of the Pledge Agreement to secure the Note.

(b)           No certificates evidencing the Shares (“Share Certificates”) shall be delivered to the Investor.  All Share Certificates shall be deposited with Holdings as custodian pursuant to this Section 7.  Holdings shall act as custodian of all Share Certificates deposited with it, and shall hold and safeguard such Share Certificates pursuant to the terms and conditions hereof and of the Pledge Agreement.  Holdings’ duties under this Section 7 shall cease upon the release of such Share Certificates to or at the direction of the Investor or its Permitted Transferees in accordance with the Pledge Agreement.

(c)           Holdings shall provide to the Investor or any Permitted Transferee of the Shares (the “Holder”), or his or her legal or financial representatives so designated in writing, upon request a copy of any Share Certificate deposited with Holdings hereunder.

(d)           Nothing in this Section 7 shall be deemed to transfer legal title of the Shares to Holdings or otherwise to impair a Holder’s title to that Holder’s Shares, or otherwise to modify, enhance or limit the rights of any of the parties set forth in the Charter or Bylaws of Holdings or in any similar document or agreement.

(e)           Holdings undertakes to perform only such duties as custodian of the Shares as are expressly set forth herein.  Holdings shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.  Holdings may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.  Holdings undertakes to safeguard the Share Certificates to the same extent and in the same manner as it would safeguard similar property of its own.  Holdings shall not be responsible for any loss or destruction of the Share Certificates except to the extent caused by the gross negligence or willful misconduct of Holdings or its agents; provided, however, that Holdings agrees to replace such Share Certificates at its cost.

(f)           Holdings shall have the right to terminate the custody arrangements under this Section 7 at any time upon 30 days’ written notice to each of the Holders whose Stock Certificates remain in the custody of Holdings and the return of the Share Certificates to such Holders.

(g)           All dividends or other distributions hereinafter declared on or payable with respect to the Shares during the term of the Pledge Agreement shall be immediately paid to the Investor to the extent such dividends or distributions are being paid in respect to Vested Shares (as defined below), and shall be paid to the Company to be held in escrow pursuant to this custody arrangement to the extent such dividends and distributions are being paid in respect of Unvested Shares, with any such escrowed amounts immediately released and paid to the Investor at such time as the Unvested Shares become Vested Shares.  So long as the Investor owns the Shares, the Investor shall be entitled to vote any Shares subject to the Pledge Agreement.

8.           Vesting.

(a)           Subject to the acceleration provisions and other limitations contained herein, 25% of the Shares shall vest on the first anniversary of the date hereof and thereafter the remaining 75% of the Shares shall vest ratably over 36 months on a monthly basis, with vesting occurring on the first day of each calendar month.

(b)           As used herein, “Vested Shares” means, as of any date of determination, all Shares that have vested in accordance with this Section 8, and “Unvested Shares” means, as of any date of determination, all Shares that have not so vested.

(c)           The vesting of the Shares requires continued employment or service of the Investor with GVI (or one of its Subsidiaries or Affiliates) through and including each applicable vesting date as a condition to the vesting of the applicable installment of the Shares and the rights and benefits under this Agreement.  For purposes of vesting, the Investor shall be deemed to be continuously employed during any time that he is an employee or service provider of GVI or any Subsidiary, including during any period that he is on approved leave of absence and vesting shall continue to be credited during any such periods of absence.  Notwithstanding the above, if the Investor is terminated from employment without Cause, resigns for Good Reason, dies or is terminated from employment because of a Disability (as all of these capitalized terms are defined in the Employment Agreement), then any remaining Unvested Shares that would vest if the Investor was to remain an employee of GVI through the end of the twelve month period following such termination date shall immediately vest and become Vested Shares.

9.           Tax Election; Tax Determinations.

(a)           THE INVESTOR ACKNOWLEDGES THAT IT IS THE INVESTOR’S SOLE RESPONSIBILITY, AND NOT HOLDINGS’, TO DECIDE IF AN ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE SHOULD BE MADE AND TO FILE TIMELY SUCH ELECTION, SUBSTANTIALLY IN THE FORM OF EXHIBIT C ATTACHED HERETO, EVEN IF THE INVESTOR REQUESTS HOLDINGS OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS BEHALF.

(b)           Notwithstanding anything in this Agreement or any other agreement between the Investor and Holdings (or any of its Subsidiaries) to the contrary, in the event that the provisions of the Deficit Reduction Act of 1984 (“DEFRA”) and Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to “excess parachute payments” (as defined in the Code) shall be applicable to any payment or benefit received or to be received by the Investor (collectively, the “Payments”), then (i) at the Investor’s request, the Company and/or Holdings, as applicable, agrees to submit any such Payments as may be requested by the Investor to a shareholder vote in accordance with the provisions of Section 280G(b)(5) of the Code, or (ii) in the event that the Investor does not request a shareholder vote as set forth above, then any such payments or benefits shall be equal to the “Reduced Amount,” where the Reduced Amount is (a) the largest portion of the Payments that will result in no portion of such Payments being subject to the excise tax imposed by Section 4999 of the Code, or (b) the entire amount of the Payments otherwise scheduled to be paid (without reduction), whichever of the foregoing amounts after taking into account all applicable federal, state, and local employment taxes, income taxes and the excise tax under Section 4999 of the Code (all computed at the highest applicable merged rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of all state and local taxes), resulting in the Investor’s receipt, on an after-tax basis, of the greatest amount of Payments.

Due to the complexity in the application of 280G of the Code, it is possible that payments made or benefits received hereunder should not have been made under this Section 9(b) (an “Overpayment”).  If it is determined by Holdings’ outside auditors in their reasonable good faith judgment or by any court of competent jurisdiction that an Overpayment has been made resulting in an “excess parachute payment” a defined in Section 280G of the Code, then any such Overpayment shall promptly be returned to Holdings.

10.           Effect of Termination; Repurchase Right.

(a)           If the Investor’s employment is terminated (including by death or Disability (as defined in the Employment Agreement)) or the Investor resigns, Holdings shall surrender the Note to the Investor for cancellation.  Upon surrender and cancellation of the Note pursuant to this Section 10(a), the Investor shall make and deliver a new secured limited recourse promissory note in the principal sum equal to the product of the number of Vested Shares as of the date of termination or resignation and the Purchase Price (as defined below).  Any Unvested Shares as of such date of termination or resignation shall be immediately and automatically forfeited and cancelled except as provided in Section 8(c), to the extent applicable.  As used herein, “Purchase Price” shall mean [$___]1 per Share, as appropriately adjusted by the Board of Directors of Holdings for any change after the date hereof in the number of Shares resulting from any stock split, reverse stock split, stock dividend or similar corporate event.

(b)           If the Investor’s employment with GVI is terminated (including by death or Disability) or the Investor resigns, Holdings (or its designee) shall have the right (but not the obligation), upon delivery of a Repurchase Notice to the Investor within ninety (90) days of such termination or resignation, to repurchase from the Investor (and each of the Investor’s Permitted Transferees) all or any part of the Vested Shares owned by the Investor (and each of the Investor’s Permitted Transferees) (the “Repurchase Right”).  Notwithstanding the foregoing, the Repurchase Right shall terminate on the earlier to occur of (i) a Sale of the Corporation, (ii) consummation of the first firm commitment underwritten public offering of Holding’s securities pursuant to an effective registration statement filed on Form S-1 (or other similar form) under the Securities Act of 1933, as amended or Holding’s Common Stock otherwise becomes publicly traded (an “IPO”), or (iii) the termination of the Repurchase Right in accordance with this clause (b).

(i)           If the Investor’s employment with GVI is terminated without Cause (as defined in the Employment Agreement), is terminated due to death or Disability, the Investor resigns for Good Reason, or the Investor terminates employment after a non-renewal of the Employment Agreement by GVI, then the purchase price payable by Holdings upon exercise of the Repurchase Right (the “Without Cause Repurchase Price”) resulting from Section 10(b) shall be the fair market value of the Vested Shares subject to the Repurchase Right on the date of termination or resignation of the Investor as determined in good faith by the Board.  If the Investor disagrees with the Board’s determination of fair market value, the Investor shall have the right to demand an appraisal of the fair market value of the Shares performed by an independent, third-party valuation firm selected by mutual agreement of Holdings and the Investor, with the cost of such appraisal to be borne equally by the Investor and Holdings.  Holdings and the Investor shall select an outside valuation firm within ten (10) days after the Investor’s request, and thereafter Holdings shall reasonably cooperate with the valuation firm to provide all financial and corporate information required to complete the valuation.  It is expected that the outside valuation will be completed within thirty (30) days after the parties have selected an appraisal firm, and both parties shall use commercially reasonable efforts to cause the valuation firm to complete its valuation within that time period.  If the parties are unable to agree on a valuation firm, the matter shall be submitted to arbitration in accordance with the Employment Agreement.  If a valuation firm is retained, then the Repurchase Price for the Vested Shares shall be the price determined by such firm.

(ii)           If the Investor’s employment is terminated by GVI for Cause or the Investor resigns other than for Good Reason, the purchase price payable by Holdings upon exercise of the Repurchase Right (the “For Cause Repurchase Price” and collectively with the Without Cause Repurchase Price, each the “Repurchase Price”) resulting from Section 10(b) shall be the lesser of (i) the fair market value of the Vested Shares subject to the Repurchase Right on the date of termination or resignation of the Investor as determined in good faith by the Board and (ii) the Purchase Price of such Vested Shares.

[1]	Amount to be equal to the per share price of the Common Stock at closing.

(iii)           The closing of the repurchase shall occur no later than ninety (90) days following the delivery of the Repurchase Notice, or, if applicable, thirty (30) days after the receipt of the valuation report from the outside valuation firm (the “Repurchase Date”).  The Repurchase Price, less any applicable withholding taxes, shall be paid in cash (subject to the limitations set forth in Section 10(b)(v)); provided, however, Holdings shall have the option, in its sole discretion, to pay the Repurchase Price by issuing to the Investor an unsecured subordinated promissory note in lieu of cash, the terms and conditions of which shall be determined in good faith by the Board (the “Repurchase Note”), but notwithstanding the above, in all circumstances Holdings must make an initial cash payment equal to the lesser of (i) the Repurchase Price and (ii) $100,000, and any Repurchase Note shall have a term of no longer than 36 months after the Repurchase Date, and shall provide for a commercially reasonable rate of interest and other customary terms.

(iv)           On the Repurchase Date, the Investor shall transfer the Vested Shares subject to the Repurchase Notice to Holdings, free and clear of all liens and encumbrances, by delivering to Holdings the Shares Certificates, duly endorsed for transfer to Holdings or accompanied by a stock transfer power duly executed in blank and Holdings shall pay to the Investor the Repurchase Price as provided in clause (iii) above.

(v)           Notwithstanding anything to the contrary herein, in the event that Holdings shall not be permitted to purchase any Vested Shares upon exercise of the Repurchase Right or pay any amounts due to the Investor under the Repurchase Note, as applicable, because: (A) the purchase of the Vested Shares would render Holdings or its Subsidiaries unable to meet their obligations in the ordinary course of business; (B) Holdings is prohibited from purchasing the Vested Shares by applicable law restricting the purchase by a corporation of its own shares or would cause or make it likely that Holdings would become the subject of any bankruptcy proceeding or would otherwise cause Holdings to become insolvent; or (C) the purchase of the Vested Shares would constitute a breach of, default, or event of default under, or is otherwise prohibited by, the terms of any loan agreement or other agreement or instrument to which Holdings or any of its Subsidiaries is a party or Holdings is not able to obtain the requisite consent of any of its lenders to the purchase of the Shares (each of the events described in (A) through (C) above being  a “Repurchase Disability”), then Holdings shall provide written notice to the Investor specifying the nature of the Repurchase Disability.  Holdings shall thereafter repurchase the Vested Shares described in the Repurchase Notice, or pay any amounts then due to the Investor under the Repurchase Note, as soon as reasonably practicable after all Repurchase Disabilities cease to exist and the date of such repurchase shall be the Repurchase Date.

11.           Sale of the Corporation.

(a)           Upon the consummation of a Sale of the Corporation, and provided that the Investor is employed by GVI (or one of its Subsidiaries or Affiliates) at the time of the Sale of the Corporation, any and all conditions to the vesting of the Shares shall automatically be deemed 100% satisfied and all Shares shall thereafter be Vested Shares.

(b)           If within six (6) months following the termination of the Investor’s employment by GVI (or one of its Subsidiaries or Affiliates) without Cause or the resignation of the Investor for Good Reason, there is a Sale of the Corporation, (i) any Unvested Shares that were forfeited and cancelled pursuant to Section 10(a) shall automatically be deemed Vested Shares held by the Investor and (ii) in the event Holdings exercised the Repurchase Right in accordance with Section 10(b), Holdings shall pay to the Investor the difference, if any, between the Repurchase Price paid to the Investor and the amount the Investor would have received for his Vested Shares upon the Sale of the Corporation if Holdings had not exercised its Repurchase Right, and the Repurchase Note (if any) shall be paid in full.

(c)           At any time that the holders of a majority of all then outstanding GenNx Shares shall approve a Sale of the Corporation to one or more third parties (an “Approved Sale”), the Investor shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (A) a merger or consolidation of Holdings, the Investor shall, and hereby does, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation and hereby instructs the Board to vote in favor of such Approved Sale, or (B) a sale of Equity Securities, the Investor shall, and hereby does, agree to sell his Equity Securities on the terms and subject to the conditions approved by GenNx.  The Investor shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including, without limitation, the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale; provided that the Investor shall only be required to provide any representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale to the extent that they are provided by all of the other holders of Equity Securities, other than reasonable covenants relating to non-competition and non-solicitation; provided further that any indemnification provided by the Investor shall not exceed the total consideration received by the Investor and shall be on a several (and not joint and several) basis, and shall be in accordance with its pro-rata share of the proceeds received by the Investor; and (2) to effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below.

(d)           Holdings shall provide the Investor with written notice of any Approved Sale at least ten (10) days prior to the consummation thereof setting forth in reasonable detail the terms (including price, time and form of payment) of any Approved Sale.

(e)           The Investor hereby grants an irrevocable proxy and power of attorney to any nominee of the majority of all the outstanding GenNx Shares (the “GenNx Nominee”) to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by such Person to effectuate the consummation of any Approved Sale.  The Investor hereby agrees to indemnify, defend and hold the GenNx Nominee harmless (severally in accordance with his pro rata share of the consideration received in any such Approved Sale) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby; provided that the Investor’s obligation to indemnify and hold the GenNx Nominee harmless shall not extend to any fraud or willful misconduct on the part of the GenNx Nominee.

(f)           In the event that Holdings (or one of its subsidiaries) registers any securities for sale pursuant to a registration statement filed under the Securities Act (an “Offering”), the Investor agrees that, during the period of duration specified by the managing underwriter, if any, of the Offering (the “Managing Underwriter”), or Holdings, as the case may be, following the date of the first sale of such securities to the public pursuant to such registration statement, it shall not, to the extent requested by the Managing Underwriter, if any, or Holdings, as applicable, directly or indirectly, sell, offer to sell, contract to sell (including any short sale), hedge, grant any option to purchase or otherwise transfer or dispose of any Shares subject to this Agreement for a period not to exceed 180 days.  In furtherance of the foregoing obligations, if requested by the Managing Underwriter, the Investor agrees to execute a separate, written agreement setting forth the foregoing covenant, in form satisfactory to the Managing Underwriter.

12.           Co-Sale Right.

(a)           At least twenty (20) days prior to any proposed Transfer by GenNx of shares of Common Stock or securities convertible into Common Stock, GenNx shall give notice (the “Transfer Notice”) to the Investor setting forth (i) the number of shares of Common Stock or securities convertible into Common Stock proposed to be transferred or sold by GenNx (the “Offered Securities”), (ii) the anticipated date of the proposed Transfer and the names and addresses of the proposed transferees and (iii) the material terms of the proposed Transfer, including the cash and/or other consideration to be received in respect of such Transfer.

(b)           Upon receipt of a Transfer Notice, the Investor may elect to participate in the contemplated Transfer by delivering written notice to GenNx within ten (10) days after the date of such Transfer Notice (the “Offering Period”).  The Investor will be entitled to sell in the contemplated Transfer, at the same price and on the same terms as specified in the Transfer Notice (but after giving effect to any unpaid accrued dividend on the Offered Securities that are not Common Stock), a number of shares of Common Stock equal to the product obtained by multiplying (i) the quotient obtained by dividing (x) the number of shares of Common Stock held by the Investor, by (y) the aggregate number of shares of Common Stock held by all holders of Common Stock (assuming conversion of all outstanding shares of securities convertible into Common Stock) by (ii) the number of Offered Securities (on an as converted basis).  GenNx may, after the expiration of the Offering Period, transfer the Offered Securities to the transferee(s) identified in the Transfer Notice at a price and on the terms no more favorable to GenNx than specified in the Transfer Notice.

13.           Permitted Transfers.

No Transfer of any Equity Securities by the Investor shall be effective unless such Transfer is a Permitted Transfer.  Upon such Transfer the Permitted Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the transferred Equity Securities in the same manner as the Investor.  The provisions regarding Transfers of Equity Securities contained in this Section 13 shall apply to all Equity Securities now owned or hereafter acquired by the Investor; provided, however, the provisions of this Section 12 shall not apply following an IPO.  Any Transfer of Equity Securities by the Investor not made in accordance with this Section 13 shall be void ab initio.

14.           Anti-Dilution Protection.

If Holdings issues (i) additional shares of Common Stock and/or (ii) the right to acquire, whether or not such right is immediately exercisable, Common Stock, whether evidenced  by an option, restricted stock grant, warrant, convertible security or other instrument or agreement (each, a “Common Stock Equivalent”), other than pursuant to the terms of the Plan, as of the date of each such issuance, the Company shall take such actions such that the Shares and all other Equity Securities owned by the Investor continue to represent three percent (3%) of the outstanding equity of Holdings on a fully diluted, as-converted to Common Stock basis (the “Anti-Dilution Protection”); provided, however, the Anti-Dilution Protection shall only apply if the Investor maintains employment with GVI at the time of such issuance and the Investor delivers either a secured limited recourse promissory note or cash in an amount equal to the fair market value of the additional Shares issued.  Alternatively, the Executive may elect to receive from Holdings Non-Qualified Stock Options to purchase that number of shares of Common Stock pursuant to the 2009 Plan that would preserve the Executive’s  three percent (3%) ownership of the outstanding equity of Holdings on a fully diluted basis, as-converted to Common Stock basis.  It is anticipated that Holdings will serve as a platform to acquire additional companies or businesses in the future, or may establish subsidiaries or other affiliated entities for that purpose.  The intent of this Section is to preserve the right of the Investor to maintain his ownership stake in Holdings going forward.

15.           Notices.

All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given (w) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (x) when sent if sent by facsimile, with a confirmation promptly sent by way of one of the methods permitted in this Section or by U.S. mail, postage prepaid, (y) the day after deposit with an overnight courier service marked for overnight delivery, or if deposited with an overnight courier service marked for non-overnight delivery, the number of days after delivery as specified to such courier service or (z) five (5) days after mailing if sent by registered or certified mail (return receipt requested) postage prepaid, in each case to the parties at the following addresses and/or telecopier numbers (or such other address or telecopier number for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof).

If to Holdings:

GenNx GVI Holding, Inc.
c/o GenNx360 Capital Partners, L.P.
590 Madison Avenue, 27th Floor
New York, NY  10022
Attention:  Matthew Guenther
Facsimile:  (212) 572-6472
E-mail:  mguenther@gennx360.biz

with copies to:

Nixon Peabody LLP
437 Madison Avenue
New York, NY  10022
Attention:  Bradley C. Vaiana, Esq.
Facsimile:  (866) 947-2370
E-mail: bvaiana@nixonpeabody.com

(ii)	If to the Investor:

At the address shown on Schedule 1 attached hereto.

16.          Choice of Law; Jurisdiction.

(a)           This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed therein.

(b)           Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought only in the Supreme Court of the State of New York, New York County, and each of the parties hereto consent to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue laid therein.

17.          Transfer and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Investor and Holdings and their respective permitted successors and assigns.

18.          Waiver of Jury Trial.

THE PARTIES FURTHER AGREE THAT TO THE FULLEST EXTENT ALLOWED BY LAW, EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY A JURY IN CONNECTION WITH ANY CONTROVERSY, CLAIM OR DISPUTE (A “CONTROVERSY”) BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY ACTUAL OR ALLEGED BREACH THEREOF. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS VOLUNTARILY MADE BY IT AND THAT IT IS INFORMED AS TO AND UNDERSTANDS THE CONSEQUENCES THEREOF AND THAT EACH PARTY EXPECTS, IN THE EVENT OF SUCH CONTROVERSY, THAT THE OTHER PARTY WILL SEEK TO ENFORCE THIS WAIVER.

19.          Miscellaneous.

(a)           This Agreement, together with the Pledge Agreement and the Note, is a complete statement of the agreement between the parties with respect to the matters provided for and there are no agreements, promises, warranties, covenants or undertakings other than as expressly set forth in this Agreement. This Agreement cannot be changed or terminated except in writing signed by both parties.  The headings in this Agreement are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(b)           Nothing contained in this Agreement constitutes an employment or service commitment by GVI (or one of its Subsidiaries), affects the Investor’s status as an employee at will who is subject to termination without Cause (as defined in the Employment Agreement), confers upon the Investor any right to remain employed by GVI (or one of its Subsidiaries), interferes in any way with the right of GVI (or one of its Subsidiaries) to terminate such employment, or affects the right of GVI (or one of its Subsidiaries) to increase or decrease the Investor’s other compensation or benefits.

20.         Counterparts; Facsimile Signature.

This Agreement may be executed in more than one counterpart, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Execution and delivery of this Amendment by electronic exchange bearing the copies of a party’s signature shall constitute a valid and binding execution and delivery of this Amendment by such party. Such electronic copies shall constitute enforceable original documents.

[signature page follows]

IN WITNESS WHEREOF, each of Holdings and the Investor has caused this Agreement to be executed as of the date first written above.

GENNX GVI HOLDING, INC.

By:
Name:
Title:

INVESTOR

[______________]

(solely with respect to Section 12 hereof)

GENNX360 CAPITAL PARTNERS, L.P.

By:
Name:
Title:

Signature Page to Subscription Agreement

EXHIBIT A

Note

EXHIBIT B

Pledge Agreement

EXHIBIT C

Form of 83(b) Election

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY
IN GROSS INCOME IN YEAR OF TRANSFER
UNDER CODE SECTION 83(b)

The undersigned (the “Employee”) hereby elects pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations Section 1.83-2 thereunder with respect to the property described below and supplies the following information in accordance therewith:

1.           The name, address and taxpayer identification number of the Employee are:

[____________]
[____________]
[____________]

Social Security No: _____________

2.           Description of the property with respect to which this election is being made:

[______] shares of common stock, par value [$0.001] per share (the “Shares”), of  [GVI Holdings, Inc.], a Delaware corporation (the “Company”).  Employee is an employee of GVI Security Solutions, Inc. (the “Employer”), a wholly-owned subsidiary of the Company.

3.           The date on which the Shares were transferred to the Employee is [________] [__], 2009.  The taxable year to which this election relates is calendar year 2009.

4.           Pursuant to a Restricted Stock Subscription Agreement, dated as of [________] [__], 2009 (the “Subscription Agreement”) between the Employee and the Company, the Shares are subject to vesting pursuant to Section 8 of the Subscription Agreement.

5.           Fair market value:

The fair market value of the Shares at time of transfer (determined without regard to any “lapse restrictions”, as defined in Treasury Regulation Section 1.83-3(i)) of the Shares to the Employee was [$___] per Share.

6.           Amount paid for the property:

The amount paid by the Employee for the Shares was [$___]  per Share.

7.           Copies Furnished:

A copy of this statement has been furnished to the Company and the Employer.

8.           The undersigned understand that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:  ______________

____________________________
[_______________]

Schedule 1

Date: [_________ __], 2009

Investor Name & Address:	[____________]
[____________]
[____________]
Facsimile: [(___)___-____]
Email: [_____________]

Common Stock Acquired:

Number of Shares:  [_____]

Total Purchase Price:  $[_______]

Amount of Purchase Price loaned by Holdings:  $[_______]

☐   Check here if the Investor is an “Accredited Investor” of Holdings within the meaning of Rule 501(a) of Regulation D under the Act.  (Unless the Investor is an Executive Officer within the meaning of Rule 501(f) of Regulation D under the Act, a copy of a completed Accredited Investor Questionnaire should be attached.)

Schedule 2

Common Stock Issued on [________ __,] 2009

Investor	Shares of Common Stock
Steven E. Walin
Joseph Restivo